Exhibit 2.2

SIDE LETTER TO MEMBERSHIP INTEREST PURCHASE AGREEMENT dated as of August 29, 2014 (this “Agreement”), among RCS Capital Corporation (“Buyer”), Validus/Strategic Capital Partners, LLC (the “Company”), Strategic Capital Companies, LLC (“SCC”), Carter Validus Holdings I, LLC (“CVH I” and, together with SCC, the “Sellers”) and Mario Garcia, Jr., as the Sellers’ Representative.

WHEREAS, Buyer, the Company, the Sellers, the Sellers’ Representative and certain other parties are party to a certain Membership Interest Purchase Agreement, dated as of May 19, 2014 (the “Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Purchase Agreement);

WHEREAS, pursuant to Section 7.1(d) of the Purchase Agreement, the written approval of FINRA of the CMA pursuant to FINRA (NASD) Rule 1017 (the “FINRA Approval”) is a condition to the closing of the Contemplated Transactions (the “FINRA Condition”);

WHEREAS, each of the parties hereto desires to waive the FINRA Condition and close the Contemplated Transactions in advance of obtaining the FINRA Approval;

WHEREAS, pursuant to Section 5.11 of the Purchase Agreement, the Buyer is required to prepare and cause to be filed with the SEC a registration statement to register for resale the amount of Issuer Common Stock issued as Closing Stock Consideration;

WHEREAS, the Buyer has not yet filed such registration statement with the SEC;

WHEREAS, each of the parties hereto agrees and intends that the Buyer shall be permitted to file a registration statement on Form S-3 for resale the amount of Issuer Common Stock issued as Closing Stock Consideration (the “Registration Statement”) and, if necessary as described below, 50% of the 2015 Earn-Out Amount, if any, and the 2016 Earn-Out Amount, if any following the Closing, but no later than September 30, 2014;

WHEREAS, pursuant to Section 2.3(a), the Estimated Working Capital Statement is to be delivered by the Company to the Buyer no later than three Business Days prior to the Closing Date (the “Statement Deadline”);

WHEREAS, pursuant to Section 2.2, the Payment Instructions are to be deilvered by the Sellers’ Representative to the Buyer no later than the Statement Deadline;

WHEREAS, each of the parties hereto agrees that the Statement Deadline shall be one Buisness Day prior to the Closing Date; and

WHEREAS, SCC has certain obligations to its wholesalers under its long-term incentive plan and the parties desire that such obligations be settled following the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.                  FINRA Condition Waiver. Each of the parties hereto hereby agrees that the FINRA Condition is waived in its entirety.

2.                  Registration Statement. Each of the parties hereto hereby agrees that, notwithstanding any contrary interpretation of Section 5.11 of the Purchase Agreement, the Buyer shall not be required to prepare and file a registration statement prior to the Closing. Notwithstanding the foregoing, the Buyer shall prepare and file the Registration Statement on Form S-3 as promptly as practicable following the Closing, but no later than September 30, 2014. Buyer shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and shall use reasonable best efforts to keep such registration statement effective for so long as the Sellers own shares of Issuer Common Stock issued as Closing Stock Consideration (the “Shares”), until the date on which all Shares issued under the Purchase Agreement are freely tradable under Rule 144 of the Securities Act (or any successor or similar rule) without limitation. Each of the parties agrees that the Buyer is and shall be in full compliance with its obligations under Section 5.11 of the Purchase Agreement unless and until the Registration Statement is not filed on or prior to September 30, 2014. If, and to the extent, that shares of Issuer Common Stock issued in connection with the 2015 Earn-Out Amount, if any, and the 2016 Earn-Out Amount, if any are not freely tradable under Rule 144 of the Securities Act (or any successor or similar rule) without limitation, the Buyer shall prepare and file a registration statement on Form S-3 or other available form (provided, that if Form S-3 is available for use, Buyer shall use Form S-3) covering such shares of Issuer Common Stock and use reasonable best efforts to cause such registration statement to become effective as promptly as practicable, and shall use reasonable best efforts to keep such registration statement effective until such time as such shares of Issuer Common Stock are freely tradable under Rule 144 of the Securities Act (or any successor or similar rule) without limitation. Sellers shall furnish to Buyer such information regarding such Seller and the intended distribution of the Shares and such other information as Buyer may from time to time reasonably request in writing in connection with the registration statements addressed in this Section 2.

3.                  Statement Deadline. Each party hereto agrees that, notwithstanding Sections 2.2 and 2.3(a), respectively, the Payment Instructions and Estimated Working Capital Statement may be delivered no later than the Business Day prior to the Closing Date. Each party hereto agrees that the conditions related thereto are satisfied.

4.                  SCC Long-Term Incentive Plan.

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(a)                Each party hereto agrees that the condition set forth in Section 7.2(c) is waived in its entirety.

(b)               Each of the Sellers represents and warrants to Buyer and the Acquired Companies that: (i) none of the Buyer, any of the Acquired Companies and any of their respective Affiliates has or shall have any Liabilities or other obligations under the Strategic Capital Companies, LLC Long-Term Incentive Plan (the “SCC Plan”); and (ii) the aggregate amount payable under the SCC Plan if the SCC Plan were terminated on the Closing Date would not exceed $1,110,000.

(c)                Each party hereto agrees that all references to the SCC Plan are removed from the Disclosure Schedules, including, without limitation, Schedule 3.16.

(d)               If Buyer, any Affiliate of Buyer, any Acquired Company or (following the Closing) any Affiliate of any Acquired Company suffers, sustains or incurs, directly or indirectly, any Losses under, in connection with, relating to or in respect of the SCC Plan, then Buyer shall be permitted to offset and withhold from the Post-Close Cash Consideration, the 2015 Earn-Out Amount and/or the 2016 Earn-Out Amount an amount equal to such Losses, provided, however, that Buyer shall first offset and withhold any such amounts from Strategic Capital Companies, LLC’s portion of such Post-Close Cash Consideration, the 2015 Earn-Out Amount and the 2016 Earn-Out Amount prior to any offset of any such amounts to be paid to Carter Validus Holdings I, LLC. Strategic Capital Companies, LLC shall indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses, whether involving a third party or among the parties to the Purchase Agreement or any participant in the SCC Plan, that any of Buyer, any of its Affiliates, any Acquired Company, (following the Closing) any Affiliate of any Acquired Company or any other Buyer Indemnified Party may suffer, sustain or become subject to, directly or indirectly, as a result of, arising out of or relating to the SCC Plan, including any expenses in connection with such claim and enforcement thereof.

(e)                Following the Closing, Buyer shall make payments of $1,110,000 in the aggregate to certain key personnel of the Acquired Companies in such amounts as directed by Patrick J. Miller, subject to the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Each such key person shall agree to elect to purchase stock under the RCS Capital Corporation 2014 Stock Purchase Program (as amended August 11, 2014) (the “Program”) in an amount equal to the payment made to such key person in accordance with the prior sentence, which election shall not be revocable and shall be made within 30 days following the Closing and which payments will be conditioned on the recipient entering into a release of Buyer and it Affiliates in form satisfactory to Buyer and executing a subscription agreement in the form in effect under the Program and using the payment to pay the purchase price for the stock under the Program in accordance with the Program. Buyer shall cooperate with Sellers to obtain from such key personnel releases of Sellers in reasonable and customary form. Buyer shall reasonably cooperate with Sellers to obtain from such key personnel releases of Sellers, Buyer, the Acquired Companies and their respective Affiliates in reasonable and customary form.

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5.                  Target Working Capital. Each party hereto agrees that the Target Working Capital shall be $3,110,000. The Purchase Agreement is deemed amended for this purpose.

6.                  Reaffirmations; Ratifications. Each party hereto acknowledges and agrees that, except as expressly provided in this Agreement, nothing shall release, discharge, modify, change or affect the obligations of the parties pursuant to the Purchase Agreement. Except as expressly set forth expressly herein, the Purchase Agreement shall be and remains in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of each of the parties thereto. In the event of a conflict between the terms of this Agreement and the Purchase Agreement, this Agreement shall govern.

7.                  Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without application of any laws that would give application to the laws of any other jurisdiction.

8.                  Counterparts. This Agreement may be executed by one or more of the parties hereto with counterpart signature pages or in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

9.                  Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

10.              Entire Understanding. This Agreement sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto. Each of the provisions of Section 11 of the Purchase Agreement shall be incorporated into this Agreement.

[Signature Pages To Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

RCS CAPITAL CORPORATION

By: /s/ William M. Kahane
Name: William M. Kahane
Title: Chief Executive Office

COMPANY:

VALIDUS/STRATEGIC CAPITAL PARTNERS, LLC

By: /s/ Mario Garcia, Jr.
Name: Mario Garcia, Jr.
Title:

SELLERS:

STRATEGIC CAPITAL COMPANIES, LLC

By: /s/ Patrick J. Miller
Name: Patrick J. Miller
Title:

CARTER VALIDUS HOLDINGS I, LLC

By: /s/ Mario Garcia, Jr.
Name: Mario Garcia, Jr.
Title:

SELLERS’ REPRESENTATIVE:

By: /s/ Mario Garcia, Jr.
Mario Garcia Jr.

Acknowledged and agreed by:

AMERICAN NATIONAL STOCK TRANSFER, LLC

By: /s/ William M. Kahane

Name: William M. Kahane

Title: Chief Executive Officer

RCS ADVISORY SERVICES, LLC

By: /s/ William M. Kahane

Name: William M. Kahane

Title: Managing Member

/s/ Mario Garcia, Jr.
Mario Garcia, Jr.

/s/ Patrick Miller
Patrick Miller

/s/ Dennis Michael McDaniel
Dennis Michael McDaniel

/s/ Robert Mark Brandenberger
Robert Mark Brandenberger

/s/ Kenneth Jaffe
Kenneth Jaffe